                                                                    EXHIBIT 99.1



                         REPORT OF INDEPENDENT AUDITORS


To the Members and the
Board of Directors
Of OLP LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, cash flows and members' equity (deficit) present fairly, in all material respects, the financial position of OLP LLC at December 31, 2003 and December 31, 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Cleveland, Ohio
March 1, 2004

                                     OLP LLC
                            STATEMENTS OF OPERATIONS

                                 (in thousands)

                                            2003           2002          2001
                                          --------       --------      --------

Net sales                                 $ 30,060       $ 25,014      $ 15,966

Cost of sales                               19,263         14,238         9,425
                                          --------       --------      --------
  Gross margin                              10,797         10,776         6,541

Operating expenses

   Warehouse and processing                  7,415          4,665         2,658
   Depreciation and amortization             1,509          1,552         1,490
   Administrative and general                1,732          1,520         1,258
   Occupancy                                   677            540           421
   Distribution                                495            320           213
                                          --------       --------      --------
Total operating expenses                    11,828          8,597         6,040
                                          --------       --------      --------
   Operating income (loss)                  (1,031)         2,179           501

Interest expense                               696            736           886
                                          --------       --------      --------
   Net income (loss)                      $ (1,727)      $  1,443      $   (385)
                                          ========       ========      ========


        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2002

                                 (in thousands)

                                                          2003           2002
                                                        --------       --------
                            ASSETS
Cash                                                    $     30       $     63
Accounts receivable, net                                   3,986          3,348
Inventories                                                1,118          1,012
Prepaid expenses and other                                   230            556
                                                        --------       --------
     Total current assets                                  5,364          4,979
                                                        --------       --------
Property and equipment, at cost                           25,479         22,013
Accumulated depreciation                                  (6,911)        (5,402)
                                                        --------       --------
     Net property and equipment                           18,568         16,611
                                                        --------       --------
     Total assets                                       $ 23,932       $ 21,590
                                                        ========       ========

                LIABILITIES AND MEMBERS' EQUITY

Current portion of long-term debt                       $  1,920       $  1,920
Accounts payable                                           2,742          2,474
Other accrued liabilities                                    503            665
Due to Olympic Steel, Inc.                                 1,114            184
                                                        --------       --------
     Total current liabilities                             6,279          5,243
                                                        --------       --------
Credit facility revolver                                  14,439         15,406
                                                        --------       --------
     Total liabilities                                    20,718         20,649
                                                        --------       --------
Contributed capital                                       10,600          6,600
Retained deficit                                          (7,386)        (5,659)
                                                        --------       --------
     Total members' equity                                 3,214            941
                                                        --------       --------
     Total liabilities and members' equity              $ 23,932       $ 21,590
                                                        ========       ========


        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                            Statements of Cash Flows

                                 (in thousands)

                                                            2003          2002          2001
                                                          -------       -------       -------
Cash flows from operating activities:
   Net income (loss)                                      $(1,727)      $ 1,443       $  (385)
   Adjustments to reconcile net income (loss) to net
      cash from (used for) operating activities-
         Depreciation and amortization                      1,509         1,552         1,490
                                                          -------       -------       -------
                                                             (218)        2,995         1,105

Changes in working capital:
   Accounts receivable                                       (638)         (573)       (2,594)
   Inventories                                               (106)         (285)         (727)
   Prepaid expenses and other                                 326          (274)          (70)
   Accounts payable and other accrued liabilities             106            62         2,607
                                                          -------       -------       -------
                                                             (312)       (1,070)         (784)
                                                          -------       -------       -------
      Net cash from (used for) operating activities          (530)        1,925           321
                                                          -------       -------       -------
Cash flows from investing activities:
   Capital expenditures                                    (3,466)         (510)         (953)
                                                          -------       -------       -------
      Net cash used for investing activities               (3,466)         (510)         (953)
                                                          -------       -------       -------
Cash flows from financing activities:
   Credit facility revolver, net                             (967)       (1,511)       (1,017)
   Contributed capital from members                         4,000           -           1,600
   Due to (from) Olympic Steel, Inc.                          930           131            47
                                                          -------       -------       -------
      Net cash (used for) from financing activities         3,963        (1,380)          630
                                                          -------       -------       -------
Cash:
   Net change                                                 (33)           35            (2)
   Beginning balance                                           63            28            30
                                                          -------       -------       -------
   Ending balance                                         $    30       $    63       $    28
                                                          =======       =======       =======







        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                     Statements of Members' Equity (Deficit)
                 For the Years Ended December 31, 2003 and 2002

                                 (in thousands)

                                                    Contributed         Retained
                                                      Capital           Deficit
                                                      -------           -------

Balance at December 31, 2001                          $ 6,600           $(7,102)
   Net income                                               -             1,443
   Contributed capital                                      -                 -
                                                      -------           -------
Balance at December 31, 2002                            6,600            (5,659)
   NET LOSS                                                 -            (1,727)
   CONTRIBUTED CAPITAL                                  4,000                 -
                                                      -------           -------
BALANCE AT DECEMBER 31, 2003                          $10,600           $(7,386)
                                                      =======           =======








        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                             (dollars in thousands)


1.     BUSINESS ACTIVITIES:

       OLP LLC ("OLP" or "the Company") is a joint venture formed by the United States Steel Corporation ("USS") and Olympic Steel, Inc. ("Olympic") in April 1997 to process laser welded sheet steel blanks for the automotive industry. OLP conducts its operations from an owned 155,000 square foot facility located in Belleville, Michigan. The building is currently equipped with three automated laser welding lines and two manual laser welding lines. The Company conducts business under the trade name Olympic Laser Processing.


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       ACCOUNTING ESTIMATES
       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       CASH
       Cash includes cash on hand and in checking accounts.

       ACCOUNTS RECEIVABLE
       Accounts receivable are presented net of reserves of $476 and $165 as of December 31, 2003 and 2002, respectively.

       INVENTORIES
       Inventories are stated at the lower of cost or market and include the costs of purchased steel, inbound freight, external processing, and applicable labor and overhead costs related to internal processing. Cost is determined using the specific identification method.

       PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION
       Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives ranging from 5 to 30 years. Accelerated depreciation methods are used for income tax purposes.

       REVENUE RECOGNITION
       Revenue is recognized when steel is shipped to the customer and title has transferred. In addition to direct sales, the Company performs toll processing of customer-owned steel. Toll processing generally results in lower selling prices than the Company's direct sales. Total tolling sales were $7,130, $7,080, and $4,485 in 2003, 2002, and 2001, respectively.
       Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

3.     JOINT VENTURE OWNERSHIP:

       OLP is a Michigan Limited Liability Company owned 50% each by USS and Oly Steel Welding, Inc., a wholly owned subsidiary of Olympic (the Members). Each Member has contributed $5,300 in cash to capitalize OLP. Olympic is the primary operating Member, while USS is the primary marketing Member. Since formation of the Company, there have been no equity distributions.


4.     PROPERTY, PLANT AND EQUIPMENT:

       Property, plant and equipment consisted of the following:

                                                     DECEMBER 31,
                                               -----------------------
                                                 2003           2002
                                               --------       --------
       Processing machinery and equipment      $ 19,507       $ 15,589
       Building                                   4,679          4,679
       Land                                         702            702
       Land improvements                            342            342
       Computer equipment                           103            171
       Office furniture and equipment               146            150
       Construction in progress                      --            380
                                               --------       --------
                                                 25,479         22,013
       Less accumulated depreciation             (6,911)        (5,402)
                                               --------       --------
            Net property and equipment         $ 18,568       $ 16,611
                                               ========       ========


5.     DEBT:

       In April 2002, OLP entered into a two-year secured $20,000 bank financing agreement (the "Credit Facility"). The Credit Facility is collateralized by OLP's accounts receivable, inventories, and all of its property and equipment. The Credit Facility is comprised of a revolving credit component of up to $5,500 and $14,500 of term loans. Borrowings under the revolving credit component are subject to a borrowing base formula calculated on eligible receivables and inventories. At December 31, 2003, the Company had approximately $1,245 of availability under its Credit Facility.

       On January 30, 2004, OLP amended its Credit Facility to reduce the term loan commitment to $13,500 and to reduce the total Credit Facility amount to $19,000. At the time of the amendment, the Company had approximately $1,900 of availability under its amended Credit Facility.

       The Company has the option to borrow based on the bank's prime rate or the Eurocurrency Rate (Euro) plus a premium (the Premium). The Premiums are determined quarterly based upon the average of the Members' borrowing rates plus 0.5%. The Premium may be removed after September 30, 2004 if certain financial performance measures are met. At December 31, 2003, the Company's effective borrowing rate approximated 4.21%.

       Outstanding borrowings are guaranteed equally up to $9,500 each by Olympic and USS on a several basis. The amended Credit Facility is also supported by a $3,000 letter of credit by USS.

       The Amended Credit Facility requires OLP to comply with various covenants, the most significant of which are a quarterly minimum fixed charge coverage ratio, restrictions on additional indebtedness, and limitations on capital expenditures. In connection with the amended Credit Facility, OLP paid $190 of fees in January 2004, which are being amortized to expense over the term of the agreement.

       The revolving credit component expires on April 1, 2005. The term loan components expire on February 1, 2007. Scheduled maturities of term debt are $1,617, $1,590, and $1,590 for 2004, 2005, and 2006, respectively.

       Management believes the carrying values of its long-term debt approximate their fair values, as each of the Company's variable rate debt arrangements bear interest at rates that fluctuate based on a bank's prime rate or Euro.

       The Company has not entered into interest rate transactions for speculative purposes or otherwise. The Company does not hedge its exposure to floating interest rate risk.

       Interest payments totaled $624, $680, and $975 in 2003, 2002, and 2001, respectively.


6.     INCOME TAXES:

       As a Michigan Limited Liability Corporation, OLP is taxed as a partnership for federal income tax purposes. Profits, losses and credits flow through to each Member based upon each Member's respective ownership interest in the Company.

       All federal income taxes are paid at the Member level. The Company is liable for Michigan Single Business (MSB) tax. OLP paid $25 of MSB taxes in 2003 and $0 in 2002 and 2001, respectively.


7.     RETIREMENT PLAN:

       OLP has a 401(k) retirement plan for all eligible employees. The plan allows eligible employees to contribute up to 10% of their eligible W-2 earnings. The Company's contribution is determined annually by its Board of Directors and is based on a percentage of eligible employees' contributions. For 2003, 2002, and 2001, OLP matched one half of each eligible employee's contribution, which amounted to $26, $38, and $27, respectively.


8.     COMMITMENTS AND CONTINGENCIES:

       The Company is party to various legal actions that it believes are ordinary in nature and incidental to the operation of its business. In the opinion of management, the outcome of the proceedings to which the Company is currently a party will not have a material adverse effect upon its operations or financial position.

       In 2001, the Company leased a forklift under a long-term lease agreement. The lease is classified as operating and expires in March 2006. For the years ended December 31, 2003, 2002, and 2001, rent expense was $163, $56, and $36, respectively.

       Future minimum lease commitments as of December 31, 2003 are as follows:

                        2004                         $29
                        2005                          29
                        2006 and thereafter            5
                                                     ---
                                                     $63
                                                     ===



9.     RELATED PARTY TRANSACTIONS:

       As of December 31, 2003, approximately $490 or 12% of OLP accounts receivable, net of credits, related to USS. As of December 31, 2002, approximately $416 or 14% of OLP accounts receivable, net of credits, related to USS. For the years ended December 31, 2003, 2002, and 2001, sales to USS were $6,650, $6,245, and $3,751, respectively.

       During 2003 and 2002, Olympic paid for certain expenditures incurred on behalf of OLP which are reimbursable according to the provisions of the joint venture operating agreement. For the years ended December 31, 2003, 2002, and 2001, total reimbursable expenses incurred by Olympic amounted to $1,143, $1,313, and $369, respectively.